As filed with the United States Securities and Exchange Commission on August 20, 2019
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CARDINAL HEALTH, INC.
(Exact name of registrant as specified in its charter)

Ohio	31-0958666
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
7000 Cardinal Place
Dublin, Ohio 43017
(Address of Principal Executive Offices) (Zip Code)

Cardinal Health Deferred Compensation Plan
Cardinal Health 401(k) Savings Plan
Cardinal Health 401(k) Savings Plan for Employees of Puerto Rico
(Full title of the plans)

John M. Adams, Jr.
Senior Vice President, Associate General Counsel and Secretary
Cardinal Health, Inc.
7000 Cardinal Place
Dublin, Ohio 43017
(614) 757-5000
(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☑	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.
☐
CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common shares, without par value	5,200,000	$44.44(2)	$231,088,000(2)	$28,007.87
Deferred compensation obligations (3)	$40,000,000	100%(4)	$40,000,000(4)	$4,848.00

(1)
Pursuant to Rule 416 under the Securities Act of 1933 (the "Securities Act"), this registration statement also includes additional common shares, without par value (“common shares”), of Cardinal Health, Inc. (the “Company”) as may become issuable pursuant to the anti-dilution provisions of the Cardinal Health Deferred Compensation Plan (the "DCP"), the Cardinal Health 401(k) Savings Plan (the "401(k) Plan") and the Cardinal Health 401(k) Savings Plan for Employees of Puerto Rico (the "Puerto Rico 401(k) Plan," and, together with the 401(k) Plan, the "401(k) Plans") or as may otherwise be attributable to such common shares as a result of a stock split, stock dividend or similar transaction. In addition, pursuant to Rule 416(c) under the Securities Act, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the 401(k) Plans.

(2)
Estimated solely for calculating the registration fee, pursuant to paragraphs (c) and (h) of Rule 457 under the Securities Act, on the basis of the average of the high and low sale prices of the common shares on the New York Stock Exchange on August 13, 2019, within five business days prior to filing.

(3)				The deferred compensation obligations are unsecured obligations of the Company to pay deferred compensation in the future in accordance with the DCP.

(4)				Estimated solely for calculating the amount of the registration fee pursuant to paragraph (h) of Rule 457 under the Securities Act.

Introductory Note

The Company has prepared this registration statement in accordance with the requirements of Form S-8 under the Securities Act to increase (i) by 50,000 the number of common shares registered under the DCP; (ii) by 5,000,000 the number of common shares registered under the 401(k) Plan; (iii) by 150,000 the number of common shares registered under the Puerto Rico 401(k) Plan; and (iv) by $40,000,000 the deferred compensation obligations under the DCP.

Part II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Company and the 401(k) Plans are subject to the informational and reporting requirements of Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), and, in accordance therewith, file reports, proxy statements and other information, as applicable, with the Securities and Exchange Commission (the "Commission"). The following documents previously filed by the Company or the 401(k) Plans with the Commission are incorporated by reference:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2019 filed with the Commission on August 20, 2019 (the "fiscal 2019 Form 10-K");
(b)	The Company's Current Reports on Form 8-K filed with the Commission on July 8, 2019, July 16, 2019 (Item 5.02 only), August 8, 2019 (Item 2.05 only) and August 8, 2019;
(c)	The Annual Reports on Form 11-K for the year ended December 31, 2018 filed with the Commission on June 20, 2019 with respect to the 401(k) Plans; and
(d)	The description of the common shares contained in Exhibit 4.4 to the fiscal 2019 Form 10-K.
All documents filed by the Company and the 401(k) Plans with the Commission pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, subsequent to the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this registration statement.

Item 4. Description of Securities.

The deferred compensation obligations being registered pursuant to the DCP represent obligations of the Company to pay deferred compensation in the future ("deferred compensation obligations") in accordance with the terms of the DCP, which is filed as Exhibits 4.4 through 4.7 to this registration statement. Eligible employees and non-employee members of the Board of Directors of the Company are entitled to defer receipt of certain compensation into the DCP. All benefits under the DCP are unfunded and the Company is not required to establish any special or separate fund or make any other segregation of assets in order to provide a source of payment for its obligations under the DCP; provided, however, that in order to provide a source of payment for its obligations under the DCP, the Company may establish a trust fund. The deferred compensation obligations are general unsecured obligations of the Company subject to the claims of its general creditors.

The amount of compensation to be deferred by each participant is determined in accordance with the DCP based on elections by the participant. Under the DCP, amounts credited to a participant’s account are credited with deemed investment returns equal to the experience of certain investment funds offered under the DCP and selected by the participant. A participant generally may elect to have all or a portion of his or her account to be deemed invested in the Company’s common shares. The deferred compensation obligations are generally payable upon a participant’s separation from service with the Company, death or disability, subject to exceptions for in-service withdrawals upon the occurrence of an unforeseeable emergency. The deferred compensation obligations generally are payable in cash in the form of a lump-sum distribution or in installments, at the election of the participant.

A participant may designate one or more beneficiaries to receive any portion of the deferred compensation obligations payable in the event of death. Participants or beneficiaries may not anticipate, alienate, sell, transfer, assign or otherwise dispose of any right or interest in the plan in which they are participating. The Company reserves the right to amend or terminate the DCP.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 1701.13(E) of the Ohio Revised Code (the “Ohio Code”) sets forth conditions and limitations governing the indemnification of directors, officers and certain other persons. In general, the Ohio Code authorizes Ohio corporations to indemnify directors, officers and certain other persons from liability if the director, officer or certain other person acted in good faith and in a manner reasonably believed by the director, officer or certain other person to be in or not opposed to the best interests of the corporation, and, with respect to any criminal actions, if the director, officer or certain other person had no reasonable cause to believe his or her conduct was unlawful. In the case of an action by or on behalf of a corporation, indemnification may not be made (i) if the person seeking indemnification is adjudged liable for negligence or misconduct, unless an appropriate court determines such person is fairly and reasonably entitled to indemnification, or (ii) if liability asserted against such person concerns certain unlawful dividends, distributions and other payments. Section 1701.13(E) provides that to the extent a director, officer or certain other person has been successful on the merits or otherwise in defense of any such action, suit or proceeding, such individual shall be indemnified against expenses reasonably incurred in connection therewith. The indemnification authorized under Ohio law is not exclusive and is in addition to any other rights granted to directors, officers and certain other persons under the articles of incorporation or code of regulations of the corporation or any agreement with such persons. A corporation may purchase and maintain insurance or furnish similar protection on behalf of any director, officer or certain other person against any liability asserted against him or her and incurred by him or her in his or her capacity, or arising out of the status, as a director, officer or certain other person, whether or not the corporation would have the power to indemnify him or her against such liability under the Ohio Code.

Article 5 of the Company’s Restated Code of Regulations, as amended (the “Code of Regulations”), contains certain indemnification provisions adopted pursuant to authority contained in Section 1701.13(E) of the Ohio Code. The Code of Regulations provides that the Company shall, to the fullest extent authorized by law, including but not limited to the laws of the State of Ohio, indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he or she is or was a director, officer, or employee of the Company, or is or was serving at the written request of the Company as a director, trustee, officer, employee, member, or manager of another corporation, domestic or foreign, nonprofit or for profit, limited liability company, partnership, joint venture, trust, or other enterprise, against expenses, including attorneys’ fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit, or proceeding. No amendment, termination, or repeal of Article 5, nor, to the fullest extent permitted by law, any modification of law, shall adversely affect or impair in any way the rights to be indemnified or to advancement of expenses pursuant to Article 5 with respect to any actions, omissions, transactions or facts occurring prior to the final adoption of such amendment, modification, termination or repeal. The Company has also entered into indemnification contracts with certain of its directors which have terms similar to the indemnification provisions set forth in the Code of Regulations.

The Company maintains a directors’ and officers’ insurance policy that insures the officers and directors of the Company from claims arising out of an alleged wrongful act by such persons in their respective capacities as officers and directors of the Company.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description of Exhibit
4.1
Amended and Restated Articles of Incorporation of Cardinal Health, Inc., as amended (incorporated by reference to Exhibit 3.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2008, File No. 1-11373)

4.2	Cardinal Health, Inc. Restated Code of Regulations, as amended (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed on July 30, 2016, File No. 1-11373)
4.3
Specimen Certificate for Common Shares of Cardinal Health, Inc. (incorporated by reference to Exhibit 4.01 to Cardinal Health’s Annual Report on Form 10-K for the fiscal year ended June 30, 2001, File No. 1-11373)

4.4
Cardinal Health Deferred Compensation Plan, as amended and restated effective January 1, 2016 (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2015, File No. 1-11373)

4.5
First Amendment to the Cardinal Health Deferred Compensation Plan, as amended and restated effective January 1, 2016 (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2016, File No. 1-11373)

4.6
Second Amendment to the Cardinal Health Deferred Compensation Plan, as amended and restated effective January 1, 2016 (incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2017, File No. 1-11373)

4.7
Third Amendment to the Cardinal Health Deferred Compensation Plan, as amended and restated effective January 1, 2016 (incorporated by reference to Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2018, File No. 1-11373)

4.8
Cardinal Health 401(k) Savings Plan, as amended and restated effective as of January 1, 2016 (incorporated by reference to Exhibit 4.6 to the Company’s Registration Statement on Form S-8 filed on August 10, 2017, File No. 333-219892)

4.9	First Amendment to the Cardinal Health 401(k) Savings Plan, as amended and restated effective as of January 1, 2016
4.10	Second Amendment to the Cardinal Health 401(k) Savings Plan, as amended and restated effective as of January 1, 2016
4.11	Third Amendment to the Cardinal Health 401(k) Savings Plan, as amended and restated effective as of January 1, 2016
4.12
Cardinal Health 401(k) Savings Plan for Employees of Puerto Rico, as amended and restated effective as of January 1, 2016 (incorporated by reference to Exhibit 4.7 to the Company’s Registration Statement on Form S-8 filed on August 10, 2017, File No. 333-219892)

4.13	First Amendment to the Cardinal Health 401(k) Savings Plan for Employees of Puerto Rico, as amended and restated effective as of January 1, 2016
4.14	Second Amendment to the Cardinal Health 401(k) Savings Plan for Employees of Puerto Rico, as amended and restated effective as of January 1, 2016
4.15	Third Amendment to the Cardinal Health 401(k) Savings Plan for Employees of Puerto Rico, as amended and restated effective as of January 1, 2016
4.16	Fourth Amendment to the Cardinal Health 401(k) Savings Plan for Employees of Puerto Rico, as amended and restated effective as of January 1, 2016
5.1	Opinion of Counsel
23.1	Consent of Independent Registered Public Accounting Firm
23.2	Consent of Counsel (included in opinion filed as Exhibit 5.1 hereto)
24.1	Power of Attorney (included in the signature page to this registration statement)

The Company will submit or has submitted the 401(k) Plan and any amendments thereto and the Puerto Rico 401(k) Plan and any amendments thereto to the U.S. Internal Revenue Service (the "IRS") and the Commonwealth of Puerto Rico’s Department of the Treasury (the “Treasury”), respectively, in a timely manner in accordance with such agencies' regulations and has made or will make all changes required by the IRS or the Treasury in order to qualify the plans under Section 401 of the U.S. Internal Revenue Code of 1986, as amended, or Section 1081.01 of the Internal Revenue Code for a New Puerto Rico (2011), as amended.

Item 9. Undertakings.

1. The Company and 401(k) Plans hereby undertake:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed or furnished to the Commission by the Company and 401(k) Plans pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

(d) That, for the purpose of determining liability of the Company and the 401(k) Plans under the Securities Act to any purchaser in the initial distribution of the securities: The Company and the 401(k) Plans undertake that in a primary offering of securities of the undersigned registrants pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the Company and 401(k) Plans, as appropriate, each will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any prospectus of the undersigned registrants relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the Company and 401(k) Plans or used or referred to by the Company and 401(k) Plans; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the Company and 401(k) Plans or its securities provided by or on behalf of the Company and 401(k) Plans; and (iv) any other communication that is an offer in the offering made by the Company and 401(k) Plans to the purchaser.

2. The Company and 401(k) Plans hereby undertake that, for purposes of determining any liability under the Securities Act, each filing of such registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company and 401(k) Plans pursuant to the foregoing provisions, or otherwise, the Company and 401(k) Plans have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company and 401(k) Plans of expenses incurred or paid by a director, officer or controlling person of such registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company and 401(k) Plans will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dublin, State of Ohio, on August 20, 2019.

CARDINAL HEALTH, INC.

By:	/s/ Michael C. Kaufmann
Michael C. Kaufmann Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John M. Adams, Jr. or Jessica L. Mayer and each of them, severally, as his/her attorney-in-fact and agent, with full power of substitution and re-substitution, for him/her and in his/her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto any such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that any such attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the indicated capacities and on August 20, 2019.

Signature	Title

/s/ Michael C. Kaufmann	Chief Executive Officer and Director (principal executive officer)
Michael C. Kaufmann

/s/ Michael C. Kaufmann	Chief Financial Officer (principal financial officer)
Michael C. Kaufmann

/s/ Stuart G. Laws	Senior Vice President and Chief Accounting Officer (principal accounting officer)
Stuart G. Laws

/s/ Colleen F. Arnold	Director
Colleen F. Arnold

/s/ Carrie S. Cox	Director
Carrie S. Cox

/s/ Calvin Darden	Director
Calvin Darden

/s/ Bruce L. Downey	Director
Bruce L. Downey

/s/ Patricia A. Hemingway Hall	Director
Patricia A. Hemingway Hall

/s/ Akhil Johri	Director
Akhil Johri

/s/ Gregory B. Kenny	Director
Gregory B. Kenny

/s/ Nancy Killefer	Director
Nancy Killefer

/s/ J. Michael Losh	Director
J. Michael Losh

Pursuant to the requirements of the Securities Act, the administrator of the Cardinal Health 401(k) Savings Plan and the Cardinal Health 401(k) Savings Plan for Employees of Puerto Rico has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dublin, State of Ohio, on August 20, 2019.

CARDINAL HEALTH 401(k) SAVINGS PLAN

By:	/s/ Kendell Sherrer
Kendell Sherrer Financial Benefit Plans Committee Member

CARDINAL HEALTH 401(k) SAVINGS PLAN FOR EMPLOYEES OF PUERTO RICO

By:	/s/ Kendell Sherrer
Kendell Sherrer Financial Benefit Plans Committee Member